United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2009

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On January 13, 2010, Alloy, Inc., a Delaware corporation (the “Company”) gave notice to Bank of America, N.A. of its intent to terminate, effective as of January 21, 2010, the Credit Agreement by and among the Company, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other lenders party thereto, dated as of August 15, 2007 (as amended and restated from time to time, the “Credit Facility”).

The loans and other obligations under the Credit Facility were guaranteed by the Company’s wholly owned direct and indirect subsidiaries: Triple Rewards, LLC, InSite Advertising, Inc., DX Company, Inc., Canal Park, LLC, Sconex, LLC, MPM Holding, Inc., Armed Forces Communications, Inc., Alloy Marketing and Promotions, LLC, Alloy Media, LLC, The Staffing Authority, LLC, On Campus Marketing, LLC, Care Packages, LLC, Collegiate Carpets, LLC, Channel One, LLC, Alloy Entertainment, LLC, and 26th Street Development, LLC (each, a “Guarantor”) with a requirement that the Credit Facility be guaranteed by any future subsidiaries of the Company. The Credit Facility was secured by: (i) a grant of a first priority security interest in all assets of the Company; (ii) a grant of a first priority security interest in all assets by each Guarantor; and (iii) a pledge of the equity interests owned by the Company and certain of the Guarantors.

There are no penalties or termination fees payable by the Company in connection with the termination of the Credit Facility. The Company has no outstanding borrowing under the Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: January 14, 2010	/s/ Matthew C. Diamond
Matthew C. Diamond Chairman of the Board and Chief Executive Officer